SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2004

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	333-86234, 333-113170	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700 Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant’s telephone number)

Item 2. Acquisition or Disposition of Assets

Purchase of Vantage Portfolio. On June 3, 2004, we acquired a fee interest in thirteen buildings totaling 798,410 square feet (collectively “Vantage”). Seven buildings, totaling 364,801 square feet, are located in the Bondesen Business Park in Houston, Texas and are collectively 95% leased. An additional four buildings are also located in Houston, Texas in the Beltway 8 Business Park. These four buildings are collectively 98% leased. The remaining two buildings are located in the Rittiman Business Park in San Antonio, Texas and are 100% leased.  The total estimated cost of Vantage is approximately $50.4 million (which includes an acquisition fee of $500,000 that is payable to Dividend Capital Advisors LLC (the “Advisor”) an affiliate), which was paid from proceeds from our public offering.

Purchase of Amberjack Portfolio. On June 8, 2004, we acquired a fee interest in three buildings totaling 1,257,170 square feet (collectively “Amberjack”). Two buildings, totaling 752,170 square feet, are located in Fairburn, Georgia, a submarket of Atlanta.  An additional building, totaling 505,000 square feet, is located in Stockbridge, Georgia, also a submarket of Atlanta. Each building is 100% leased with a single tenant.  The total estimated cost of Amberjack is approximately $36.6 million (which includes an acquisition fee of $359,000 that is payable to the Advisor), which was paid from proceeds from our public offering.

Purchase of American Real Estate Holdings Portfolio (AREP). On June 8, 2004, we acquired a fee interest in three buildings totaling 1,199,600 square feet located in Hebron, Kentucky, a submarket of Cincinnati.  All three buildings are collectively 94% leased.  The total estimated cost of AREP is approximately $46.0 million (which includes an acquisition fee of $448,500 that is payable to the Advisor), which was paid from proceeds from our public offering and the assumption of two existing, non-recourse mortgage loans.  The outstanding principal balance of the two mortgage loans totaled approximately $29.1 million.  Both loans mature in 2008 and have a weighted average interest rate of 7.13%

These properties were acquired from unrelated third parties. The purchase prices of these various acquisitions were determined through negotiations between the seller and the Advisor.  The total cost of these acquisitions may increase by additional costs which have not yet been finally determined. We expect additional costs to be immaterial.

Item 7. Financial Statements and Exhibits.

To be filed by amendment.  Pursuant to Item 7(b)(2) of Form 8-K, the registrant hereby undertakes to file financial statements in accordance with this item on an amendment to the Current Report on Form 8-K no later than 75 days after acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

June 18, 2004
By:	/s/	Evan H. Zucker
Evan H. Zucker
Chief Executive Officer